AGREEMENT OF SALE
Phase 3- 376.228 acres Lackawanna County, PA

THIS AGREEMENT OF SALE (the "Agreement"), is made this 17th day of February, 2011, by and between BLUE RIDGE REAL ESTATE COMPANY, a corporation duly organized under the laws of the Commonwealth of Pennsylvania, having an address of P.O. Box 707, Blakeslee, PA 18640 (the "Seller"), and THE CONSERVATION FUND, A Non-Profit Corporation organized under the laws of the State of Maryland, having an address of 1655 North Fort Myer Drive, Suite 1300, Arlington, Virginia 22209 (the "Purchaser").

WITNESSED, WHEREAS, Seller is the owner of an approximately 376.228 acre parcel of unimproved property located in Thornhurst Township, Lackawanna County, Pennsylvania as more particularly described herein; and

WHEREAS, Purchaser has offered to purchase and Seller has agreed to sell the Property.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and Purchaser agrees to purchase the Property, subject to and in accordance with the terms and conditions set forth in this Agreement.

Section 1.

The Property. Seller agrees to sell and Purchaser agrees to purchase certain unimproved property containing approximately 376.228 +/- acres, located in Thornhurst Township, Lackawanna County, Pennsylvania as more particularly described on Exhibit A, attached hereto, including, without limitation, any and all buildings, improvements, personalty and fixtures situated thereon, and any and all mineral, timber, water, grazing and other surface and subsurface rights, permits, hereditaments, easements, incidents and appurtenances belonging thereto (the "Property"). The Property shall be sold subject to Seller reserving the oil and gas rights on the Property for a period commencing on the date of Closing (as hereinafter defined in Section 4), and terminating on December 31, 2031 (the "Oil and Gas Reservation") provided such rights are exercised in accordance with the terms and conditions of a surface use agreement (the "Surface Use Agreement") to be negotiated during the inspection period (as defined below in Section 5) in a form similar to the Surface Use Agreement attached hereto as Exhibit C.

Section 2.

Good Faith Deposit. Within five (5) business days from the Effective Date of this Agreement (as defined below in Section 15.17), Purchaser shall deliver a good faith deposit in the amount of Five Thousand and 00/100 Dollars ($5,000.00) to be held in an interest bearing escrow account with Pocono Area Abstract Company, PO Box 128, Blakeslee, PA 18610, Attn: Rick Hanna, Phone: 570-646-0282, as escrow agent (the "Title Company"). The good faith deposit, and all interest earned thereon (the "Deposit") shall be applied towards the payment of the Purchase Price for the Property, as described below, unless otherwise forfeited to Seller or returned to Purchaser in accordance with the terms of this Agreement.

Section 3.

Purchase Price. The purchase price for the Property, including the Deposit, shall be ONE MILLION SIX HUNDRED THOUSAND and 00/100 Dollars ($1,600,000.00) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser to Seller at Closing (as defined below in Section 4) in cash, certified funds, or by wire transfer of federal or other immediately available funds.

Section 4.

Closing. The closing of the purchase and sale of the Property (the "Closing") shall be held at the office the "Title Company on or before thirty (30) days following the termination of the Inspection Period, as defined below in Section 5.

Section 5.

Due Diligence Review.  Purchaser's obligation to purchase the Property is subject to Purchaser satisfactorily completing its due diligence review of the Property, as more fully set forth herein.

5.1.

Inspection Period. Purchaser shall have a period commencing upon the Effective Date of this Agreement and terminating no later than one hundred eighty (180) days after the Effective Date, in which to obtain, secure, conduct, review and analyze any and all tests, studies, applications, reports and documents deemed necessary by Purchaser, including but not limited to: surveys, appraisals, title reports, title commitments, funding commitments and environmental assessments which Purchaser deems necessary to satisfy itself as to the feasibility of proceeding with an acquisition of the Property (the "Inspection Period"). All due diligence materials obtained by the Purchaser shall be secured at the Purchaser's sole cost and expense.

5.2

Documents: Evidence of Title. During the Inspection Period, Purchaser shall obtain at Purchaser's expense, a title commitment issued by the Title Company, together with copies of all exceptions, pursuant to which the Title Company shall issue to purchaser a standard coverage owner's policy of title insurance subject only to those matters not otherwise raised as an objection during the Inspection Period insuring good and marketable title to the Property in the amount of the Purchase Price. Issuance of a title insurance policy covering the Property in the amount of the Purchase Price, as described above, shall be a condition precedent to Purchaser's obligation to close on the purchase and sale of the Property.

5.3

Right of Entry onto the Property. Purchaser and its employees, contractors and agents, shall have the right to enter upon the Property at reasonable times for appraising, surveying, inspecting the Property, and for other reasonable purposes related to Purchaser's acquisition of the Property. Purchaser shall provide Craig Harahus, (Telephone No. 570-433-8433), the Seller's representative, with telephonic notice prior to entry onto the Property. Purchaser agrees to indemnify and hold Seller harmless from and against any claims, liens, damages, losses, and causes of action arising solely from Purchaser exercising its rights of entry onto the Property as described herein. Notwithstanding the foregoing, Purchaser's indemnification under this Section 5.3. shall not apply to claims arising out of the negligent, willful or wanton conduct of Seller or its employees, contractors, agents and invitees.

5.4.

Election at the End of the Inspection Period. Should Purchaser determine, for any reason prior to the expiration of the Inspection Period, that it is not feasible for Purchaser to proceed with its acquisition of the Property, Purchaser shall notify Seller in writing on or before the expiration of the Inspection Period of its dissatisfaction, at which time this Agreement shall be considered null and void and of no further force and effect and the Deposit shall be promptly returned to Purchaser. Upon such termination the Purchaser shall, within ten (10) days of receipt of Seller's written request, provide the Seller with copies of all due diligence materials obtained by Purchaser from third party contractors in connection with this transaction, to the extent such third party contractors allow delivery of the same to the Seller at no further cost or expense to Purchaser (other than copying and postage). The Purchaser's transfer of the due diligence materials shall be made without representation or warranty of any kind. Purchaser shall, at any time, have the right to waive its due diligence condition precedent, as described in this Section 5, before the end of the Inspection Period and if Purchaser elects to waive this condition precedent or to terminate the Inspection Period, this Agreement will remain in full force and effect and the Deposit shall become non-refundable except as otherwise provided herein. Failure of Purchaser to notify Seller of its dissatisfaction prior to the expiration of the Inspection Period shall be deemed a waiver of this condition precedent.

5.5.

Election to Cure.   Notwithstanding anything to the contrary contained in Section 5.4. above, in the event Purchaser's due diligence inspection of the Property reveals physical or title defects impacting the Property, which are capable of being cured, Purchaser may elect to provide Seller with the option of curing such defects, as opposed to terminating this Agreement. In such event, the Purchaser shall offer such option in a written notice to Seller prior to the termination of the Inspection Period, specifying the nature of the defect and the amount of time proposed by Purchaser for such cure. If Seller is willing to accept such option to cure the defects, Seller shall so advise Purchaser in writing within ten (10) days of receipt of Purchaser's notice of defect, and the parties will then document their agreement to have Seller cure such defects to Purchaser's satisfaction within a specified time, by having both parties execute an -amendment to the Agreement. If Seller is unwilling to cure the defects, Purchaser shall have ten (10) days to notify Seller of Purchaser's intention to waive the defect and proceed to Closing or terminate this Agreement whereupon the Deposit shall be immediately refunded to Purchaser and this Agreement shall be null, void, and of no further force or effect.

5.6.

Seller's Delivery of Documents. Within seven (7) days of the Effective Date, Seller at its expense shall deliver or cause to be delivered to Purchaser for Purchaser's review in connection with its due diligence inspection of the Property the following documents or records relating to the Property:

(a)

true, complete and correct copies of all agricultural, residential or other leases or license documents and current and up-to-date security deposit and rent payment records;

(b)

most recent historic title insurance policy and deeds issued to Seller;

(c)

tax bills and assessment records for the past two tax fiscal years, including but not limited to real estate taxes, school taxes, special assessments and personal property taxes;

(d)

a list of all utility companies which service the Property and the most recent three (3) months of bills from each utility company (including but not limited to gas, electric, telephone, water and/or sewer);

(e)

copies of all studies, reports and all other documents which Seller possesses or other otherwise reasonably available to Seller, including without limitation, environmental reports, soils reports, property condition assessment reports, maps and insurance claims reports;

(f)

copies of most recent survey(s), plans, specifications and governmental licenses and permits; and

(g)

copies of all maintenance agreements, vendor contracts, contractor warranties, and agreements with Property caretakers.

Section 6.

Additional Conditions Precedent. Purchaser's obligation to purchase the Property is subject to Purchaser satisfactorily completing the following conditions precedent set forth below:

6.1.

Approval of Purchaser's Board. Purchaser's acquisition of the Property shall be subject to the approval of Purchaser's Board of Directors, at their next regularly scheduled meeting on December 14, 2010.

If Purchaser is unable to satisfy the conditions precedent set forth above on or before the expiration of the Inspection Period, Purchaser may elect to waive the conditions and proceed to Closing, or alternatively, terminate the Agreement, be relieved of all liability hereunder, in which event the Deposit shall be promptly returned to Purchaser.

Section 7.

Seller's Representations and Warranties. To induce Purchaser to enter into this Agreement, Seller makes the following representations and warranties as of the date of this Agreement (the "Representations and Warranties") for the benefit of Purchaser and its successors and assigns. These representations and warranties are continuing in nature and shall remain true, accurate and correct through the date of Closing.

7.1

Title to the Property. Seller is the record owner of the Property to be conveyed hereunder. Upon the Closing Date, Purchaser will have good, marketable and insurable title to the Property.

7.2.

Authority. Seller is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has taken all necessary corporate proceedings to execute and perform this Agreement and this Agreement is enforceable against Seller in accordance with its terms.

7.3.

Legal Proceedings.

There are no actions, suits, proceedings or investigations pending or, to Seller's knowledge threatened, against or affecting the Property, or arising out of Seller's conduct on the Property.

7.4

Compliance with Laws. To the best of Seller's knowledge, Seller is in substantial compliance with the laws, orders, and regulations of each governmental department, commission, board, or agency having jurisdiction over the Property in those cases where noncompliance would have a material adverse effect on the Property.

7.5 Third Party Contracts. Seller is not party to nor subject to or bound by any agreement, contract or lease of any kind relating to the Property except for those certain hunting licenses, copies of which is attached hereto as Exhibit D (the "Hunting License"). On or before the Closing, the Seller shall terminate the Hunting Licenses listed on Exhibit D and those parties possessing rights under the Hunting License shall have vacated the Property and removed all of their personal property and improvements.

7.6 Environmental Condition of the Property. The Property, to the best of Seller's knowledge, is not in violation of any federal, state or local law, ordinance or regulation relating to environmental conditions on, under or about the Property, including, but not limited to soil and groundwater conditions. To the best of Seller's knowledge, there are no underground storage tanks currently or previously situated in the Property. Neither Seller, nor to the best of Seller's knowledge has any third party used, generated, manufactured, refined, produced, processed, stored or disposed of on, or under the Property or transported to or from the Property any Hazardous Materials. For the purposes of this Agreement, "Hazardous Materials" means any flammable explosives, radioactive materials, asbestos, petroleum, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances", "hazardous material" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 D.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 D.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 D.S.C. § 6901 et seq., or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of governmental authority regulating, relating to or imposing liability or standard of conduct concerning any hazardous, toxic or dangerous substance or material, as now or at any time hereafter in effect, and in the regulations adopted, published and/or promulgated pursuant to said laws.

Section 8.

Indemnification.

Seller agrees to indemnify and hold harmless Purchaser and Purchaser's successors and assigns against any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting, consulting, engineering and other expenses, which may be imposed upon or incurred by Purchaser or its successors and assigns, by any other party or parties (including, without limitation, a governmental entity), arising out of or in connection with the use, ownership, and operation of the Property prior to the Closing Date by Seller or Seller's predecessors in interest, including but not limited to claims arising from the existence of any "Hazardous Materials" situated on the Property, and the exposure to persons of any such "Hazardous Materials". This indemnity shall survive the Closing and shall be in addition to Seller's obligation for breach of any representation or warranty.

Section 9.

Title.  At Closing, Seller shall execute and deliver to Purchaser or its assigns a good and sufficient special warranty deed in a form acceptable to Purchaser, and with a covenant of further assurances, conveying good marketable and insurable fee simple title to the Property, including legal access to and from a public highway, for any and all purposes to the Property, free and clear of all recorded violations of government laws and regulations and liens, encumbrances and other exceptions, except such easements, restrictions and other exceptions appearing on the Purchaser's title commitment and not otherwise objected to by Purchaser during its Inspection Period. Seller shall also execute and deliver to Purchaser all usual and customary documents and agreements required by the Title Company for Closing the transaction. At Closing Seller shall deliver the Property to Purchaser in a neat, orderly and clean condition, free and clear of trash, ashes, garbage, waste, abandoned vehicles, appliances, tires, machinery or other material on the Property.

Section 10. Taxes. Seller shall pay all general taxes and assessments for the Property for years prior to Closing, including, but not limited to, any and all so-called "Rollback" or "Recapture" taxes, if any, which may become due upon transfer of the Property. At Closing real property taxes shall be prorated as of the date of Closing utilizing the customary tax cycle(s) in the taxing district in which the Property is situated, based on the most recent ascertainable tax bill.

Section 11.

Closing Costs and Fees. Closing fees and the Property transfer tax(es) shall be equally divided between the parties. Notwithstanding the foregoing, the parties expect this transaction to be exempt from transfer taxes under an exception for transfers of property to a 501 (c )(3) organization for conservation purposes. The premium for the title insurance policy described above shall be paid by Purchaser. All other Closing costs shall be borne by the parties in accordance with local custom.

Section 12. Preservation of the Property: Risk of Loss. Seller shall not mortgage, lease, encumber or otherwise dispose of the Property or any part thereof, prior to Closing or the termination of this Agreement without first having obtained the prior written consent of Purchaser. Seller agrees that the Property shall remain as it now is until Closing, and that Seller shall neither use nor consent to any use of the Property for any purpose or in any manner that is inconsistent with Purchaser's acquisition or intended usei6fthe Property as a conservation area. This covenant expressly precludes any timber cutting on the Property. In the event that Seller shall use or consent to such use of the Property, Purchaser may, without liability, refuse to proceed with its acquisition of the Property, in which event the Deposit shall be refunded; or it alternatively Purchaser may elect to acquire title to the Property or a portion thereof, subject to an equitable adjustment of the Purchase Price based on the changes to the physical condition or legal status of the Property. If prior to Closing, all or a substantial part of the Property is destroyed or damaged, then this Agreement at the option of Purchaser, upon notice to Seller shall be null and void and the Deposit shall be refunded to Purchaser.

Section 13. Remedies on Default.

13.1. Purchaser's Default. In the event that: a) all of the conditions to this Agreement for the benefit of Purchaser shall have been satisfied or waived by Purchaser; and b) Seller has or is willing to fully perform all of its obligations under this Agreement, but Purchaser is unable or unwilling to perform its obligations under this Agreement, then the entire amount of the Deposit shall be retained by Seller as liquidated damages under this Agreement, and Purchaser shall have no further liability to Seller. Purchaser and Seller hereby acknowledge and agree that Seller's damages would be difficult or impossible to determine and that the amount of the Deposit is the parties' best and most accurate estimate of the damages Seller would suffer in the event the transaction provided for in this Agreement fails to close, and is reasonable under the circumstances existing as of the date of this Agreement. Purchaser and Seller agree that Seller's right to retain the Deposit shall be the sole remedy of Seller in the event of a breach of this Agreement by Purchaser.

13.2. Seller's Default. In the event that: a) all of the conditions to this Agreement for the benefit of Seller shall have been satisfied or waived by Purchaser; and b) Purchaser has or is willing to fully perform all of its obligations under this Agreement, but Seller is unable or unwilling to perform its obligations under this Agreement, Purchaser may elect, at Purchaser's sole option to either: (i) terminate this Agreement and be released from its obligations hereunder, in which event the Deposit shall be returned to Purchaser; or (ii) proceed against Seller for specific performance of this Agreement. In either event, Purchaser shall have the right to seek and recover from Seller all damages suffered by Purchaser as a result of Seller's default in the performance of its obligations hereunder.

Section 14. Notices. All notices required or permitted hereunder will be deemed to have been delivered when posted with the U.S. Postal Service, Federal Express, United Parcel Service, or sent by facsimile, telecopier or other such electronic device, directed as follows:

If to Seller:	BLUE RIDGE REAL ESTATE COMPANY P.O. Box 707 Blakeslee, P A 18640 Attention: Eldon Dietterick Phone: 570-443-8433 Fax: 570-443-8415
With Copy To:	David Shulman, Esquire 1935 Center Street Northhampton, PA 18067 Phone: 610-261-9000/Fax 610-262-2239
If to Purchaser:	THE CONSERVATION FUND 410 Severn Avenue, Suite 204 Annapolis, Maryland 21403 Attention: Jodi R. O'Day, Esquire Vice President and Regional Counsel Phone: 443/482-2826 Fax: 443/482-2806
With Copy To:	THE CONSERVATION FUND 1655 North Fort Myer Drive, Suite 1300 Arlington, Virginia 22209 Attention: General Counsel Phone: 703/525-6300 Fax: 703/525-4610

Section 15. Miscellaneous.

15.1 Broker's Commission. Seller and Purchaser each represents to the other that they have not contracted with any broker or finder with regard to this transaction. Each agrees to indemnify, defend and hold harmless the other from and against any and all liability, claims, demands, damages and costs of any kind arising out of or in connection with any broker's or finder's fee, commission or charges claimed to be due any person in connection with such person's conduct respecting this transaction.

15.2 Certificate. At or prior to Closing, Seller shall furnish to Purchaser a duly executed Affidavit of Non-Foreign Status (the "Affidavit") in the form attached to this Agreement as Exhibit B. Seller hereby declares and represents to Purchaser that Seller is not a "foreign person" for purposes of withholding of federal tax as described in such Affidavit.

15.3 Assigns. Purchaser may assign its rights and obligations as Purchaser under this Agreement by entering into a duly executed Assignment of Contract, wherein the assignee assumes all of the obligations of Purchaser hereunder. Upon entry into such Assignment of Contract, Purchaser shall be relieved of all liability and obligations of Purchaser under this Agreement, arising from and after the date of the Assignment of the Contract.

15.4 Binding Effect. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of Seller's heirs, executors, administrators, successors and assigns.

15.5 Exhibits. The exhibits attached hereto constitute an integral part of this Agreement and are hereby incorporated herein.

15.6 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement which shall be binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.7 Severability/Rules of Construction. If any provision of this Agreement shall be held invalid, the other provisions hereof shall not be affected thereby and shall remain in full force and effect. Each party has fully considered, negotiated and participated in the drafting of this Agreement. Accordingly, if any ambiguity or question of intent or interpretation arises after the Effective Date, then no presumption or burden of proof shall arise either favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.8 Entire Agreement. This Agreement represents the entire agreement of the parties and may not be amended except by a writing signed by each party thereto.

15.9 Authority. Each party to this Agreement warrants to the other that the respective signatories have full right and authority to enter into and consummate this Agreement and all related documents.

15.10 Merger. The obligations, covenants, representations, warranties and remedies set forth in this Agreement shall not merge with transfer of title but shall remain in effect during the period of the ownership of the Property by Purchaser, or its successors and assigns.

15.11 Further Assurances. Each party shall execute and deliver any instruments reasonably required to convey the Property to Purchaser and to vest in each party all rights, interests and benefits intended to be conferred by this Agreement.

15.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the commonwealth in which the Property is situated.

15.13 Offer. When signed and delivered by Purchaser to Seller, this Agreement will constitute an offer to Seller that can be accepted only by Seller signing and delivering an executed original of this Agreement to Purchaser on or before February 11, 2011. Purchaser may withdraw such offer in writing at any time prior to its acceptance.

15.14 Labor and Material. Seller shall deliver to Purchaser at settlement an affidavit, on a form acceptable to Purchaser's Title Company (or local counsel), signed by Seller that no labor or materials have been furnished to the Property within the statutory period for the filing of mechanics' or materialmen's liens against the Property. If labor or materials have been furnished during the statutory period, Seller shall deliver to Purchaser an affidavit signed by Seller and the person or persons furnishing the labor or materials that the costs thereof have been paid in full.

15.15. Saturdays. Sunday and Holidays. If the final date of any time period of limitation set out in any provision of this agreement falls on a Saturday, Sunday or a legal holiday under the laws of the state in which the Property is situated, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

15.16  Recitals. The recitals appearing at the beginning of this Agreement shall be deemed integral and binding provisions of this Agreement, as if fully set forth and restated in the body of this Agreement.

15.17  Effective Date. The Effective Date of this Agreement shall be the date on which the last party to this Agreement duly executed this Agreement.

15.18  1099 Reporting. The Title Company is designated as the party responsible for filing a Form 1099 with the Internal Revenue Service promptly after Closing, to the extent required by the Internal Revenue Code and Treasury Regulations.

Section 16. WAIVERS OF APPLICATION OF TITLE 42 U.S.C.A. SECTION 4601 AND/OR JUST COMPENSATION UNDER APPLICABLE STATE STATUTES. Purchaser may assign this Agreement and its rights as Purchaser hereunder including the Deposit by written assignment to the Pennsylvania Department of Conservation and Natural Resources ("DCNR"), wherein DCNR assumes the obligations of Purchaser hereunder. Seller hereby waives any right to demand fair market value for the Property. In addition, recognizing that this Agreement may be made in order to add lands to a DCNR facility and if so, that condemnation will not be used in any way as part of this transaction or in securing the Property, Seller hereby knowingly waives any potential right to receive compensation for the Property consistent with the requirements of either (i) Title II and Title III of the Uniform Relocation Assistance and Real Property Acquisition

Policies Act of 1970, Title 42 U.S.C.A. Section 4601, et seq. (Public Law 91-646, as amended) including those provisions relating to incidental expenses incurred by Seller; (ii) 49 Code of Federal Regulation Part 24; or (iii) applicable state statutes and regulations. Seller makes this waiver knowing that DCNR may ultimately own the Property and/or that DCNR may be an assignee of this Agreement.

Section 17. Compliance with Federal Law. Each party hereby represents and warrants to the other that (A) neither the party making the representation, nor any persons or entities holding any legal or beneficial interest whatsoever in the party making the representation, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OF AC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism" (September 23,2001) or any executive order of the President issued pursuant to such statutes; or (iii) persons or entities with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OF AC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224) or other governmental action; and (B) the activities of the party making the representation do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder. Each party further covenants and agrees to promptly deliver to the other any documentation that the other party, may reasonably request in order to confirm the accuracy of the representations and warranties made in this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

BLUE RIDGE REAL ESTATE COMPANY

By:  /s/ Eldon D. Dietterick

Date: February 14, 2011
Printed Name:  Eldon D. Dietterick
Title:  Executive Vice President and Treasurer

PURCHASER

THE CONSERVATION FUND,
A NON-PROFIT CORPORATION

By:  /s/ Jodi R. O’Day

Date  February 17, 2011

Jodi R. O'Day
Vice President and Regional Counsel

Exhibit A
DESCRIPTION OF THE PROPERTY

ALL THAT LAND SITUATE AND LYING in Thornhurst Township, Lackawanna County, Pennsylvania, containing approximately 376.228 +/- acres of land and being more fully described as part of the lands in a deed dated August 1, 1960, from The Lehigh Coal and Navigation Company to Blue Ridge Real Estate Company (the "Seller" named in this Agreement"), and recorded in the Land Records Office of Lackawanna County, Pennsylvania in Liber 582, folio 1.

Also known as Tax ID number 252.03-001-005 and shown as Lot 10 (residual) on a subdivision map dated May 2003, with the last revisions dated August 12, 2003, and recorded on October 31, 2003 among the land records of Lackawanna County, Pennsylvania in Map Book 6A at Page 4,376.

Exhibit B

AFFIDAVIT OF NON-FOREIGN STATUS

Section 1445 and Section 6045 of the Internal Revenue Code provide that the Transferee of a real property interest must withhold tax if the Transferor is a foreign person and must provide certain sales related information to the Internal Revenue Service. To inform THE CONSERVATION FUND, A Non-Profit Corporation (the "Transferee") that withholding of tax is not required upon its disposition of a U.S. real property interest, more particularly described in the Contract for Sale of Real Estate annexed hereto _________________________________ (collectively the "Transferor"), hereby certifies that:

1.

Transferor is not a non-resident alien for purposes of U.S. income taxation.

2.

Transferor's tax identification/ social security number is: ___________________________

3.

Transferor's principal address is: ______________________________________________

4.

The gross sales price of this transfer is: _________________________________________

Transferor understands that this affidavit and information contained herein will be disclosed to the Internal Revenue Service by the Transferee and that any false statement made herein by Transferor could be punished by fine, imprisonment, or both.

Under penalties of perjury, Transferor declares that Transferor has examined this certification and, to the best of Transferor's knowledge and belief, it is true, correct and complete.

TRANSFEROR:

By:

Date:  ______________________

Printed Name:

Title:   __________________________________

Exhibit C

Form of Surface Use Agreement

Commonwealth of Pennsylvania
Department of Conservation and Natural Resources
Mineral Section, Bureau of Forestry
P.O. Box 8552
Harrisburg, PA 17105-8522

Contract No. M-620000-00

SURFACE USE AGREEMENT OIL AND GAS

THIS AGREEMENT made and entered into on this ____ day of _________, 20___, by and between DEPARTMENT OF CONSERVATION AND NATURAL RESOURCES, hereinafter designated "Department" or THE CONSERVATION FUND, whichever is the current fee simple owner of the property at the time of   execution of this agreement hereinafter designated the "Landowner" and _____________________, a _________________________________, with its principal place   of business at __________________________________________, and authorized to do business within the Commonwealth of Pennsylvania, hereinafter designated "Grantee".

WITNESSETH THAT,

WHEREAS, in a deed dated _____________, 20___ from Blue Ridge Real Estate Company to The Conservation Fund, a Non-Profit Corporation, The Conservation Fund acquired fee title to surface and subsurface rights in 376 acres more or less located in Lackawanna County, Pennsylvania, as shown on the Map, identified as Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Blue Ridge Phase 3 Tract"), subject to and excepting therefrom certain oil and gas rights which were specifically reserved to Blue Ridge Real Estate Company with its principal place of business at P a Box 707, Route 940 and Moseywood Road, Blakeslee, Pennsylvania 18610 in the above referenced deed, which oil and gas reservation expires on December 31, 2031 (the "Oil and Gas Reservation"); and

WHEREAS, the above-captioned deed contains the following language:

Excepting and reserving, however, to Blue Ridge Real Estate Company ("BRRE") in a deed from BRRE to The Conservation Fund, a Non-Profit Corporation, the named Grantor herein, dated of even date herewith and intended to be recorded immediately prior to this Deed in the land records of Monroe, Luzerne and Lackawanna Counties, Pennsylvania, the exclusive right to all the oil and gas in and under said lands with the right to drill for, explore, operate for, carry away, and market the same together with all necessary rights-of-way for pipeline access to wells drilled thereon for the sole purpose of the transportation of oil or gas produced from the said lands only, for and during a term commencing on the date of this Deed and terminating on December 31, 2031 (the "Oil and Gas Reservation"). The Oil and Gas Reservation is made subject to the terms and conditions set forth below in this deed reservation and the terms of the Surface Use Agreement attached hereto as Appendix 1 (the "Surface Use Agreement"). The parties hereto acknowledge and agree that BRRE cannot transfer, sell, lease, assign or in any other way convey the Oil and Gas Reservation except in accordance with and subject to the terms contained in this deed reservation and the Surface Use Agreement, which terms and conditions are intended to run with the land for the benefit of the Grantee and its successors and assigns. As a condition precedent to entry onto the Property for any purpose related to the exploration, extraction or removal of oil and gas from the Property, BRRE shall execute and cause any lessees, successors or assigns of the Oil and Gas Reservation to execute and deliver to the Grantee and its successors and assigns a duly executed and notarized Surface Use Agreement at least sixty (60) days prior to entry unto the Property. The Grantee or its successors and assigns may elect, in its sole discretion, to record the Surface Use Agreement among the appropriate land registry office(s). Upon expiration of the Oil and Gas Reservation all said oil and gas interests and appurtenant rights shall immediately and automatically vest in Grantee, its successors and assigns; and

WHEREAS, within one (1) year from the date hereof The Conservation Fund acquired fee title to the Property, The Conservation Fund expects to transfer the fee title to the Property, subject to the Oil and Gas Reservation, to the Commonwealth of Pennsylvania, acting by and through the Department of Natural Resources (hereinafter referred to as the "Department")

WHEREAS, the Department of Conservation and Natural Resources has adopted rules and regulations to protect the surface and environment of State Forest lands and to insure that certain conservation measures are undertaken to restore the surface of any State Forest lands disturbed by construction or development of the natural resources located thereon; and

WHEREAS, Article I, Section 27, of the Constitution of the Commonwealth of Pennsylvania provides:

The people have a right to clean air, pure water, and to the preservation of the natural, scenic, historic and aesthetic values of the environment. Pennsylvania's public natural resources are the common property of all the people, including generations yet to come. As trustee of these resources, the Commonwealth shall conserve and maintain them for the benefit of all the people.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter contained, Department or The Conservation Fund, whichever is the current fee simple owner of the property at the time of execution of this agreement, does hereby grant to Grantee the right and privilege of entering upon that portion of the land known as the Blue Ridge Phase 3 Tract, containing approximately 376 acres of land located in Lackawanna County, Pennsylvania, as shown on the Map, identified as Exhibit "A" attached hereto and made a part hereof, for the purpose of finding, producing, and removing oil and/or gas from the premises, also the right and privilege of ingress and egress from the land.

1.

TERM OR PERIOD

1.1

This agreement shall remain in force from the date first written above, subject to the conditions hereinafter set forth, and shall continue thereafter so long as Grantee conducts oil and gas drilling and production operations upon the lands or Grantee is engaged in the abandonment of these operations or removal of equipment therefrom. Notwithstanding the foregoing, nothing contained in this Agreement is intended to expand or enlarge the terms of the Oil and Gas Reservation.

1.2

On termination of this agreement by surrender, forfeiture, or otherwise, Grantee shall have one hundred eighty (180) days after operations have ceased in which to remove all equipment and restore the State Forest lands (existing as of the date herein) to its original condition or as near to its original condition (as of the date herein), as possible.

2.

OPERATIONS

2.1

Grantee shall not use or allow to be used State Forest lands for any other purpose than that authorized by this agreement

2.2

Grantee will notify Department's Minerals Section and District Forester in writing at least sixty (60) days prior to the start of any new operations involving construction and disturbance of the State Forest lands.

3.

PROTECTION AND CONSERVATION

3.1

Grantee agrees to conduct all operations in such a manner as to comply with the provisions set forth in the STIPULATIONS FOR PROTECTION AND CONSERVATION OF STATE FOREST AND PARK LANDS, identified as Exhibit "B" and SURFACE USE AGREEMENT

ACCESS ROAD SPECIFICATIONS FOR STATE FOREST LANDS, identified as Exhibit "C", attached hereto and made a part hereof.

4.

PIPELINES

4.1

A pipeline route map for each line shall be submitted to District Forester for his approval as to location prior to the laying of that line. Where Grantee's pipelines cross State Forest land not already granted to Grantee, it must enter into the customary pipeline right-of-way agreement with Department.

5.

DRILLING AND OPERATING CONDITIONS

5.1

Grantee shall submit to Department and to District Forester for their approval as to location, a plat showing the location of each well before drilling thereof is commenced. Grantee covenants and agrees that all drilling and other well operations shall conform with best industry practices available.

6.

PLUGGING

6.1

If the Grantee determines a gas well to be uneconomic to maintain and operate and, upon written request from Department, Grantee shall (a) plug and abandon the well and (b) restore the well site and access road to the satisfaction of the District Forester in accordance with the provisions of Exhibit D attached hereto, all no later than six (6) months after said written request.

This provision shall apply to all wells drilled or operated by Grantee on the leased premises. Department at its sole option may waive all or part of the requirements of this provision by letter to Grantee, if in Department's judgment such a waiver is warranted by economic conditions or other circumstances.

7.

BOND

7.1

Grantee agrees to furnish and maintain a bond in the sum of TEN THOUSAND DOLLARS ($10,000) conditioned upon compliance with the general terms and conditions of this agreement, relating to its regular production and maintenance operations on the lands.

7.2.

Grantee shall, prior to drilling any well on the premises, provide the Department with a surety or collateral well plugging bond (i.e., surety bond, irrevocable letter of credit or bank certificate of deposit) in a form acceptable to Department in an amount equal to or exceeding the reasonably expected estimated total cost of plugging the well one year after its predicted completion as a producer or shut-in well, said bond to remain in effect until the plugging and abandonment of the well has been completed in compliance with applicable State law, and the well site has been restored and revegetated to the satisfaction of the District Forester. The minimum plugging bond coverage per well acceptable to the Department as of the date of this agreement is as follows:

Measured Well Depth	Minimum Bond Amount
Less than 2,500'	$5,000
2,500' to 5,000'	$10,000
5,000' to 8,500'	$30,000
8,500' to 10,000'	$50,000
10,000' and Deeper	$100,000

8

INDEMNITY

8.1

Grantee shall at all times indemnify and save harmless Department from and against all claims, suits, expenses, or other claims of any kind whatsoever which Department may suffer, sustain, or be subject to, directly or indirectly, by reason of location, obstruction, presence, maintenance, renewal or removal of the operations allowed by this agreement or resulting therefrom.

9.

SUBMITTAL OF MAPS AND WELL DATA

9.1

Grantee shall furnish Department with a map and well completion records, including all geophysical well logs or similar data, within one (1) year after the completion of drilling operations on each new well.

9.2

If a new or existing well is completed as an injection well, the identity and daily volume of the fluids and chemicals to be injected, the source and/or storage facility location from which these fluids or chemicals will be obtained, and the horizon they will be injected into, shall be furnished by Grantee to Department prior to the start of injection.

9.3

Grantee shall furnish Department, on a monthly basis, production volumes from all wells on the premises capable of production.

10.

WATER WELLS

10.1

Any plans by Grantee, for the drilling of water wells on the land and for the use of any water found, must be approved in writing by Department prior to any water well drilling operations.

11.

RELEASE

11.1

Grantee shall not be granted a final release from this agreement until a signed statement of release is received from Department indicating that the necessary plugging of wells and removal of equipment and the proper -policing and restoration of the land has been completed to the satisfaction of Department.

12.

ASSIGNMENTS

12.1

Grantee shall not use or allow to be used, the premises for any other purpose than authorized by this instrument and shall not assign or sublet the premises in whole or in part at any time or from time to time without the prior written consent of Department which consent shall not be unreasonably withheld. After Department has consented to the assignment, assignor shall be released from all liability under this agreement arising or accruing subsequent to the date of such assignment as to the part or parts so assigned; and assignee thereof shall, thereupon, be deemed to have assumed and be responsible for the covenants, conditions, and obligations of this agreement as to the part or parts assigned.

12.2

In the event that Grantee enters into a "Farmout Agreement" with a third party, for the purpose of allowing a "Farmee" to explore, develop or produce oil and gas from the premises, or any portion thereof, Grantee shall be liable for enforcing all the provisions of this agreement, including the posting of the required plugging bonds for each and every well drilled and operated by "Farmee." Department will hold Grantee solely responsible for the enforcement of all the provisions of this agreement.

13.

ENVIRONMENTAL DAMAGE

13.1

Except as provided for in paragraph 12.1 above, Grantee shall at all times perform under this agreement in such a manner as to prevent the possibility of polluting the environment. In the event that any of Grantee's operations cause pollution or other damage to any portion of the environment as defined by then current state law or rules and regulations promulgated thereunder, Grantee shall be held liable. In the event of any pollution or other damage to the environment the lands covered by this agreement, or any pollution or other damage to the environment of a type not inconsistent with operations of the type contemplated in this agreement and occurring on State lands adjacent to the lands covered by this agreement, the burden shall be on Grantee to prove that Grantee's conduct was not the cause, direct or indirect.

14.

LAWS, RULES AND REGULATIONS

14.1

Nothing in this agreement shall in any way be so construed as to impair the powers, privileges or duties of the Commonwealth, or its representatives, in the execution of the laws of the Commonwealth or the applicable rules and regulations promulgated thereunder, now in force or hereafter enacted or adopted.

15.

NONDISCRIMINATION CLAUSE

15.1

Grantee agrees to comply with the NONDISCRIMINATION CLAUSE, attached hereto as Exhibit "E," and made a part hereof.

16.

INTEGRITY PROVISIONS

16.1

Grantee agrees to comply with the CONTRACTOR INTEGRITY PROVISIONS FOR COMMONWEALTH CONTRACTS, attached hereto as Exhibit "F," and made a part hereof.

17.

Applicability of Provisions. The template for this Agreement was drafted under the assumption that the fee title to the Property would be transferred to and owned by the Department at the time the final form of this Agreement is executed in compliance with the Oil and Gas Reservation. In the event the Department is not the Landowner of the Property at the time this Agreement is executed, then the terms "Department" "and "District Forester" shall be deemed to mean the "Landowner" and the terms "State Forest Lands" shall be deemed to mean the "Property".

IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED that this agreement shall be binding on the parties hereto, their heirs, administrators, executors successors, and assigns and that no assignment of this agreement in whole, or in part, can be made, without prior written approval of Department. Such approval by the Department shall not be unreasonably withheld.

IN WITNESS WHEREOF, Department and Grantee have caused this agreement to be duly executed and have caused their seals to be hereto affixed and attached by their proper officers, all hereunto authorized, on the date first above written.

ATTEST:

LANDOWNER

_____________________________

_________________________________

ATTEST:

GRANTEE

____________________________

__________________________________

Name:

___________________________

Title:

___________________________

Tax I.D. #

APPROVED AS TO LEGALITY AND FORM:

__________________________________________
OFFICE OF ATTORNEY GENERAL

__________________________________________
CHIEF/ASSISTANT COUNSEL
DEPARTMENT OF CONSERVATION AND
NATURAL RESOURCES

COMMONWEALTH OF PENNSYLVANIA,

:

:

SS.

COUNTYOF

:

On this the

day of

, 2009, before me, the undersigned, personally appeared _____________ , known to me to be the person described in the foregoing instrument, and acknowledged that he executed the same in the capacity therein stated and for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

__________________________________

Notary Public

My Commission Expires:

____________________________________

EXHIBIT "A"
Surface Use Agreement

Description of parcels

Parcel I

Tract I

(Insert description)

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF CONSERVATION AND NATURAL RESOURCES

SURFACE USE OPERATING AGREEMENT

EXHIBIT "B"

STIPULATIONS FOR PROTECTION AND CONSERVATION OF
PARK LANDS

The lands embraced in this Surface Use Operating Agreement or permit! are Surface Use Operating Agreement by the Commonwealth of Pennsylvania, acting through the Department of Conservation and Natural Resources, hereinafter designated as "Grantor" or "Department." Grantee hereby agrees to the following stipulations:

1. Environmental Quality Control

1.01

Grantee shall take all necessary precautions and measures throughout the entire course of this Surface Use Operating Agreement to insure strict compliance with all applicable federal, state, and local laws and rules and regulations promulgated thereunder, whenever enacted, including but not limited to the following state statutes: the Air Pollution Control Act, as amended (Act of January 8, 1960, P.L. 2119,35 P.S. 4001, et seq.); the Clean Streams Law, as amended (Act of June 22, 1937, P.L. 1987,35 P .S. 691.1, et seq.); the Solid Waste Management Act, as amended (Act of July 7,1980, P.L. 380, No.97, 35 P.S. 6018.101, et seq.); the Oil and Gas Act, as amended (Act of December 19, 1984, P.L. 1140, No.223, 58 P.S. 601.101 et seq.); and the Surface Mining Conservation and Reclamation Act, as amended (Act of May 31, 1945,P.L.1198,52P.S.1396.1 et seq.).

1.02

Notwithstanding any provision in this Surface Use Operating Agreement, Grantee shall be held liable by the Commonwealth of Pennsylvania, or any agency of the Commonwealth, for the violation of any relevant laws, rules, and regulations.

1.03

Before any surface or subsurface disturbance, Grantee shall acquaint itself with all of the applicable rules and regulations governed by each respective Act.

1.04

Prior to undertaking actual mining, drilling, or quarrying, Grantee shall confirm, in writing, to Grantor that it has reviewed and thoroughly understands the applicable requirements as contained in each of the aforementioned Acts.

1.05

During, drilling, Grantee shall comply with all of the current applicable rules and regulations of the foregoing Acts. Where any of the rules and regulations differ concerning abatement of pollution the more stringent rules shall apply.

1.06

Grantee shall, at all times, perform its work in such a manner as to substantially minimize the possibility of polluting the air land or bodies of water with any materials harmful to the environment.

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

When a Surface Use Operating Agreement is granted, it shall be understood that the terms "Surface Use Operating Agreement" and "Grantee" shall apply; when a permit is granted, it shall be understood that the terms "permit" and "Permittee" shall apply.

1.07

As development of the Surface Use Operating Agreement premises progresses and unforeseen circumstances arise that were not evident during the design, emergency pollution control programs shall be put into effect immediately. In such cases further instructions will be issued by Grantor and will be carried out by Grantee.

1.08

The Air Pollution Control Act of the Commonwealth prohibits the burning of any refuse, rubbish, brush, etc. in the designated air basins of the state, except by approval of the Department of Environmental Protection's respective Regional Air Pollution Control Engineer. Other emissions into the atmosphere are not permitted if they are injurious or hazardous to people, animals, or vegetation.

1.09

Grantee shall strictly adhere to all rules and regulations for collection, removal, transportation, and disposal of solid wastes. Littering of the Surface Use Operating Agreement premises will not be permitted.

1.10

The discharge of wastes to streams within the Commonwealth will not be permitted unless such discharges meet the standards of the Department of Environmental Protection.

2. Protection of Property and Operations

2.01

Grantee shall not use or allow to be used the State Park lands for any other purpose than that authorized by this Surface Use Operating Agreement. Park Manager2 will be advised when operations begin and end. Any changes in the original plans, which may be necessary subsequent to the beginning of operations, must be approved by Park Manager and Grantor.

2.02

Grantee shall not conduct any mining, quarrying, or stripping operations.

2.03

For the purpose of protecting the viewshed as seen from the river gorge, and the viewshed from river view vistas on the "Penn Haven Tract", no drilling or associated operations shall be permitted or shall be conducted within 500 feet of the original "Penn Haven Track" property boundary with the then Lehigh Gorge State Park boundary which is considered the rim of the river gorge, or within the viewable area as seen from the river or river trail in the valley gorge.

3. Public Land Use

3.01

Grantee hereby recognizes and admits that the Surface Use Operating Agreement premises are dedicated to the purposes set forth in Environmental, Health, Park, Fish and Game Laws, and Rules and Regulations, Park Comprehensive Management Plan, Park Resource Management Plan State Park Management Plan and Department's Forest Resource Plans promulgated thereunder and Grantee agrees to conduct operations with deference to such purposes.

Surface Use Operating Agreement Exhibit “B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

2

When this Surface Use Operating Agreement is granted in whole or in part on State Park land, then the words "District Forester," shall be understood to mean "Park Manager", whenever the words appear in the Surface Use Operating Agreement and State Park lands are involved.

4. Hunting and Fishing

4.01

Employees of Grantee, its agents, contractors and subcontractors, and employees of contractors and subcontractors shall not engage in hunting or fishing upon said land, except as permitted by law.

5. Animals

5.01

Grantee shall prevent access of wildlife to pits or excavations dug for Grantee's operations by erecting and maintaining fences, or by other means approved by Department.

6. Slush Pit

6.01

Each slush pit will consist of two compartments; one to contain fluids from the drilling operations and the second to contain surface runoff from the drilling site. Fluids from drilling operations should be kept in closed containers if requested by the Department. Unless authorized by Department, all slush pits will be located at approximately the same elevation as the drilling site. Depending on the topography and slope conditions, the slush pit to contain surface runoff may be located below the drilling site and a safe and reasonable distance from the stream to which the effluent will be discharged. The slush pit used to contain drilling fluids, mud, and water, will be lined with plastic so that no escape of these fluids will occur. If said fluids contain oil or other chemical substances, which are harmful to the forest environment, Grantee shall transport these fluids from State Park lands for disposal. All waste materials from each drilling site will be disposed of at an approved disposal site. All pits shall be filled with earth and leveled at Grantee's expense upon completion of each well. However, nothing in this paragraph shall be construed to permit a violation of any laws, rules and regulations of the Commonwealth.

6.02

Before any operations commence, the location, design, construction, and maintenance of any slush pit must be approved by Department. Pollution potential and aesthetics shall be among the factors to be considered by Grantor.

6.03

If drilling operations are conducted with air, gas, or airfoam, Grantee shall also provide sufficient means by which dust and/or foam dispersal are abated, kept to a minimum, and shall not become a nuisance.

6.04

Storage of Frac Flowback, waste water associated with completions operations, or other gray waters shall be permitted in open air pits, impoundments, or facilities only with written permission of the Department.

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

7. Siltation

7.01

Grantee agrees to have on site an approved site-specific Erosion and Sedimentation Control Plan in accordance with the Department of Environmental Protection's Rules and Regulations, Title 25, Chapter 1 02. Grantee realizes that, as a result of its operation, large areas of land, which will be cleared to provide for compressor stations, pipeline rights-of-way, and drilling sites, and which will be exposed to the forces of erosion for varying periods of time could create siltation to nearby streams. Grantee agrees, therefore, to regrade such areas immediately and reseed to either temporary or permanent grasses. Any other type of remedial work necessary to prevent erosion on such areas shall be performed by Grantee.

7.02

Grantee shall, upon initial construction of all drilling sites, restore all highwalls and reseed said highwalls and down slope embankment of each drilling site immediately. Department's representative shall be consulted for final design and approval of each drilling site prior to final restoration.

7.03

Grantee's contractors and subcontractors shall not construct dams across any stream to obtain a water supply for its operations unless approved by Department.

7.04

Grantee shall, on pipeline rights-of-way and access roads, construct water bars or similar diversion channels to carry surface runoff away from the rights-of-way and roads to prevent siltation. During construction, if excess siltation is expected, Grantee shall construct a settling basin at the base of the right-of-way or road to impound runoff and allow sediment to settle prior to discharge into nearby streams.

7.05

Grantee shall construct all access roads to all drilling sites along existing pipeline rights- of-way, where applicable, which are built to service the drilling site, provided that a ten percent (10%) grade is not exceeded. All road locations and grades must be approved by Park Manager as provided hereunder. All roads will be maintained in a passable condition as per Exhibit C unless modified by Park Manager.

7.06

Grantee shall be responsible for the performance of maintenance of all erosion and sedimentation control facilities and devices.

8. Waters

8.01

Without prior approval of Department, Grantee shall not locate any bore or core hole or well site clearing within two hundred (200) feet, of any stream, wetland or body of water or three hundred (300) feet of any exceptional value (EV) stream, wetland or body of water on State Parklands, or more if required by Park Manager, and hereby agrees to prevent the contamination or pollution of springs, brooks, streams, or other waters on these lands in any manner whatsoever.

8.02

Where construction, operation, or maintenance of any of the facilities on or connected with this Surface Use Operating Agreement causes damage to the watershed or pollution of the water resources, Grantee agrees to repair such damage and to take such corrective measures to prevent further pollution or damage to the watershed as are deemed necessary by an authorized representative of

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

Department and to pay for any and all damage or destruction of property, fish, and wildlife resulting from operations under this Surface Use Operating Agreement.

8.03

The cost of said property, wildlife, or fish destroyed shall be determined by Department, Pennsylvania Game Commission, or Pennsylvania Fish and Boat Commission using recognized procedures to establish the value of damage.

9. Forest Growth

9.01

Grantee shall not cut, injure, destroy, or remove any forest growth, except that which shall be absolutely unavoidable in conducting its operations and shall obtain proper approval of Park Manager ninety (90) days before removal is to be commenced. The full ninety (90) days prior notice may be reduced upon the discretion of Park Manager.

9.02

Grantee, under the direction of Department, shall dispose of all tree tops, limbs, brush, slash, and any other forest growth not to be sold or utilized by Department or Grantee which have resulted from clearing operations from strip mine sites, well sites, access roads, pipeline rights-of-way, and other construction sites, according to a plan approved by Park Manager.

9.03

Grantee shall dispose of all tree stumps and large rocks resulting from its clearing and construction operations using a plan approved by Park Manager.

9.04

Grantee shall pay Department for all forest growth cut or injured on State Forest land as a result of Grantee's operations, regardless of the ownership of the oil, gas, mineral or surface support rights. Even though Department has been paid for the damage by Grantee, the title to all forest growth will still belong to the Commonwealth, except as provided in Paragraph 9.06. Damage is defined as the cutting or injuring of the forest growth by clearing a site so that personnel and equipment can be brought onto the location to establish a base from which Grantee can undertake its operation.

9.05

Prior to the clearing of the forest growth by Grantee, Park Manager, Grantee and a representative from the PA Bureau of Forestry will review the site to determine the minimum disturbance necessary. The Park Manager, with the assistance of the District Forester, will mark and/or designate the area from which forest growth will be removed. The value of the forest growth that will be cut or damaged for the clearing of a road, drilling site, or area to be mined, will be determined by Department based upon timber type, size, and market data, or upon replacement value, for young stands or plantations. Grantee shall then be invoiced for the value as determined by Department. Payment to Department of said invoice must be made before any forest growth may be cut or damaged.

9.06

Grantee shall pay for the forest growth damage at two (2) times its value, as determined by Department; the forest growth shall then become Grantee's property, which then must be removed and sold by Grantee as job requirements dictate. Ownership of the forest growth, not removed and sold by Grantee under this subsection, shall revert to Department six (6) months after invoicing unless modified in writing by Park Manager. The minimum forest growth damage charge shall be FIVE THOUSAND DOLLARS ($5,000.00) per acre or as determined above whichever is greater.

9.07

Grantee shall, at direction of Park Manager and at its own expense, secure, plant and maintain grasses and/or trees or shrub seedlings and/or game foods on all strip mine sites, well sites, access roads, pipeline rights-of-way and other cleared areas using a plan approved by Park Manager.

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

Timing shall be determined by Park Manager. Revegetation should be periodically maintained (i.e., liming, fertilizing, reseeding). The grantee must maintain revegetation areas to ensure successful establishment.

9.08

Grantee shall make full compensation to Department at three (3) times the value of such forest growth cut, injured, destroyed, or removed, to be computed by Department, should additional damage result at any time from the work incident to this Surface Use Operating Agreement or the construction, operation, maintenance, or removal of facilities not herein contemplated or specifically mentioned, but which may occur as a result of said work or facilities, or should any forest growth be cut, injured, destroyed or removed prior to payment thereof under Paragraph 9.05 hereof, or due to negligence or unauthorized activities.

10. Fire

10.01

Grantee's employees, agents, contractors, and subcontractors, and employees of contractors and subcontractors shall do everything within their power to prevent or suppress forest fires and shall not allow fires to be set on or adjacent to State Park lands by Grantee, its agents, contractors and subcontractors, and employees of contractors and subcontractors, except in pursuance to and in accordance with the conditions prescribed in the permission first obtained from Park Manager fixing the time, place, and manner of burning. The burning of refuse, brush, slash, debris, or other materials, shall be conducted as prescribed in burning plans approved by Park Manager, and shall be so conducted that no living forest growth is damaged or killed.

10.02

Should any fire set by Grantee or any of the persons mentioned above escape in any manner or damage any State Park land or other property, Grantee shall be liable for all such damages resulting from such escape and for all costs incurred by Department in fighting such fires; and Grantee's officers, agents, and employees in the vicinity, as well as contractors and subcontractors, shall with such assistance as Grantee may have at hand, or be able to summon, render aid in fighting said fire without cost to the Commonwealth.

10.03

Grantee further agrees that during periods of abnormal forest fire danger, Park Manager may suspend all or part of the drilling, or other operations on all or part of the State Park lands until the forest fire danger subsides.

10.04

Grantee, or its employees, shall report promptly all forest fires detected by them to Park Manager.

11. Replacement and Repair of Improvements

11.01

 Grantee shall replace or repair, as Department may direct, all State Park property to include but not limited to signs, markers, comers, fences, other structures, gates, and service utility lines owned or used by Department, which cross or otherwise lie within the State Park lands destroyed or damaged in any work incident to this Surface Use Operating Agreement.

12. Roads. and Drilling Sites

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

12.01

Before drilling sites and access roads are constructed, Grantee shall obtain the Park Manager's written approval of its plans for such activities. Any roads built at the expense of Grantee in its operations shall not be removed or destroyed and shall become a part of the road system of the State Park lands, unless otherwise directed by Park Manager.

12.02

 Grantee recognizes that all roads and trails owned or maintained by Department, which are used in the execution of this Surface Use Operating Agreement, were constructed and improved for the use of Department and for the general public having business in and making use of State Park land. Grantee, therefore, agrees that its operations will not be conducted in such a manner as to prevent, hinder, or obstruct the customary use of such roads and trails by Department or by the public.

12.03

Where roads built by Grantee cross any fence, Grantee shall construct a gate and keep it closed except when the passageway is in use. Grantee shall keep all said roads and trails free at all times from obstruction by logs, brush, or debris resulting from Grantee's operation. Park Manager may require Grantee to temporarily discontinue the use of said roads whenever, in his opinion, such action is necessary to prevent their serious damage.

12.04

Upon termination of this Surface Use Operating Agreement, Grantee shall repair said roads and trails and leave them in as good condition as at the beginning of this Surface Use Operating Agreement of which condition Department shall be the sole judge. In addition, Grantee shall make any repairs to said roads and trails deemed necessary by Park Manager to insure adequate and proper drainage, road surface conditions, horizontal alignment, and cross slope.

12.05

Grantee, in its operations, is hereby granted the right to use all State Park roads, both on or off the Surface Use Operating Agreement premises, provided that Grantee agrees to obtain prior written approval from Park Manager and to repair any damage to all State Forest/Park roads, on or off the Surface Use Operating Agreement premises, when such damage is caused by Grantee's operations; provided, however, if in the opinion of the Park Manager in charge, the roads or portions thereof are used by others sufficiently to warrant the apportionment of the maintenance costs, then Grantee may be relieved of the burden of sole maintenance and be required to provide only Grantee's proportionate share as decided by Department through Park Manager.

12.06

It is understood that the bond required, under the terms of this Surface Use Operating Agreement, shall cover the use and repair of all State Park roads, bridges and culverts on and off the Surface Use Operating Agreement premises utilized by Grantee in conduct of operations under this Surface Use Operating Agreement.

12.07

Grantee recognizes the rights and privileges afforded to Grantees by rights-of-way and other agreements executed with Department, prior to this Surface Use Operating Agreement, which cross or otherwise lie within the area of this Surface Use Operating Agreement; and, therefore, agrees to relocate at Grantee's own expense, all portions adversely affected by work incident to this Surface Use Operating Agreement in accordance with the then current rules and orders of the Public Utility Commission of the Commonwealth of Pennsylvania. In the event the Public Utility Commission does not have any jurisdiction, any necessary relocation shall be completed subject to the approval of Grantor.

13. Buildings

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

13.01 Grantee shall not drill any bore or core hole, carry on operations, make excavations, or otherwise disturb the surface of the lands within two hundred (200) feet of any building including non-habitable structures that are incorporated within the Park management plan. However, if a lesser distance to any building is needed, written approval must be obtained from Park Manager.

13.02 Grantee shall consult with Park Manager and obtain written approval prior to the construction and erection of any storage facilities, buildings, work sheds, or any other physical structure upon State Park lands.

14. Appearance

14.01 Grantee shall, at all times, maintain State Park lands in a neat and presentable manner, removing all rubbish and debris as it accumulates and restoring each individual area or facility within thirty (30) days to as near as possible its original condition as directed by Park Manager.

15. Explosives

15.01 Grantee shall not use explosives at any time or in any manner unless approved by Park Manager.

16. Restoration and Revegetation

16.01 Restoration and revegetation shall be accomplished in accordance with Grantee's reclamation revegetation plan as approved in advance by Park Manager in advance.

17. Water Wells

17.01 . Pennsylvania Bureau of State Parks shall not authorize the drilling of any water wells or the use of water resources located on State Park Land as part of this agreement.

18. Pipelines

18.01 The Park Manager must approve in writing all pipeline locations and installations prior the commencement of any work. Grantee shall refill to contour all ditches or other excavations caused by the construction, operation, and maintenance, or removal of pipelines; construct cross ditches; lime, fertilize, and seed or replant the right-of-way; keep the pipeline and right-of-way in good repair and appearance, and take such other measures as may be deemed necessary by Department to control erosion and sedimentation and to maintain or restore the natural and aesthetic values as directed by Department.

19. Rare and Endangered Species

19.01 The Pennsylvania Natural Diversity Index (PNDI) shall be searched prior to any earth disturbance and at the submittal of any exploration plan to determine possible presence of rare and

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

endangered flora and fauna species of concern. Copies of the jurisdictional agencies clearance must be provided to the Department.

19.02 If in the course of its operations, Grantee encounters any fauna or flora listed on federal or state registers of threatened or endangered species, or habitat critical to their survival, Grantee shall immediately cease operations and contact the Park Manager so that arrangements can be made with Bureau of Forestry specialists to field check the site to make all necessary preparations to protect and preserve the fauna and flora which may be endangered.

20. Historical and Archaeological Sites

20.01 If in the course of its operations, Grantee encounters any historical or archaeological sites, Grantee shall immediately cease operations and contact the Park Manager so that arrangements can be made with Historical and Museum Commission specialists to field check the site to make all necessary preparations to protect and preserve the artifacts which may be endangered.

21. Contacts with State Agencies

21.01 Grantee shall periodically contact the following state agencies or their successors to keep informed on up-to-date information, policies, rules, and regulations applicable to this Surface Use Operating Agreement:

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

	STATE AGENCY	AGENCY'S JURISDICTION ON LEASED PREMISES
DEPARTMENT OF CONSERVATION AND NA TURAL RESOURCES
•	Bureau of Forestry Minerals Section P.O. Box 8552 Harrisburg, PA 17105-8552 Phone #: 717-787-4835 FAX: 717-783-5109	Leasing programs, terms, policies, and geophysical regulations for state-owned land and waters. Rare and endangered species, road use, right-of-way, and seismic agreements.
•	Hickory Run State Park Manager: David Madl Hickory Run State Park RR 1 Box 81 White Haven, PA 18661-9712 570-443-0400	Lehigh Gorge State Park Management Site restoration and revegetation, timber damages, location of well sites, rights-of-way, roads, etc.
•	Bureau of State Parks Division of Park Operations, Maintenance and Training P.O. Box 8551 Harrisburg, PA 17105-8551 717-787-6674	Park management policies.
•	Bureau of Topographic and Geologic Survey Subsurface Geology Section 400 Waterfront Drive Pittsburgh, PA 15222-4745 412-442-4230	Instructions for delivery of well cuttings and core samples, it requested.

Surface Use Operating Agreement Exhibit "B"

M-GS (1-96)
Stipulation Form - EXHIBIT "B"

DEPARTMENT OF ENVIRONMENTAL PROTECTION		AGENCY'S JURISDICTION ON LEASED PREMISES
	Bureau of Oil and Gas Management Williamsport Office – NCRO North Central Regional Office 208 West Third Street Suite 101 Williamsport, Pa 17701 Phone: 570-321-6557 FAX: 570-327-3420	Oil and gas laws, regulations, and enforcement (drilling permits, plugging, etc.), contacts with Oil and Gas Inspectors.
•	Bureau of Mining and Reclamation P.O. Box 8461 Harrisburg, PA 17105-8461 717-787-5103	Regulations and enforcement (when drilling in coal areas), blasting, seismic survey shot holes in coal areas.
•	Bureau of Land Recycling & Waste Management P.O. Box 8471 Harrisburg, PA 17105-8471 717-787-9870	Disposal of water polluting materials and hazardous industrial wastes.
•	Bureau of Air Quality P.O. Box 8468 Harrisburg, PA 17105-8468 717-787-9702	Blowing gas wells and air drilling, burning of waste materials, trash, etc.
•	Bureau of Water Supply & Wastewater Management P.O. Box 8465 Harrisburg, PA 17105-8467 717-787-9637	Slush pits, siltation, pollution, etc. Disposal of produced water; notification of fires, breaks, leaks, spills, or blowouts.
•	Bureau of Waterways Engineering Division of Waterways, Wetlands and Erosion Control P.O. Box 8554 Harrisburg, PA 17105-8775 717-787-6826	Locating structures or pipelines in streams, rivers, and lakes. Crossing streams - impoundment of stream for water supply. Soil Erosion and Sedimentation Control Plans.

PENNSYLVANIA FISH AND BOAT COMMISSION
Executive Director P.O. Box 67000 Harrisburg, PA 17106-7000 717-705-7801	Regulation for the protection of fish life and snakes.

PENNSYLVANIA GAME COMMISSION
Bureau of Land Management 2001 Elmerton Avenue Harrisburg, PA 17110-9797 717-787-6818	Regulations for protection of wildlife.

PENNSYLVANIA HISTORICAL AND MUSEUM COMMISSION
Executive Director P.O. Box 1026 Harrisburg, PA 17108-1026 717-787-2891	Protection and documentation of historical and archaeological sites.

Surface Use Operating Agreement Exhibit "B"

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF CONSERVATION AND NATURAL RESOURCES

SURFACE USE OPERATING AGREEMENT
EXHIBIT "C”

ACCESS ROAD SPECIFICATIONS
FOR SURFACE USE OPERATING AGREEMENT
FOR STATE PARK LANDS

1.

Road Definitions and Specifications

1.01

Grantee recognizes that all roads owned or maintained by Department, which are used in the execution of this Surface Use Operating Agreement, were constructed and improved for the use of Department and for the general public having business in and making use of State Park land. Grantee, therefore, agrees that its operations will not be conducted in such a manner as to prevent, hinder, or obstruct the customary use of such roads by Department or by the public.

1.02

Roads necessary to develop an oil or gas well site shall be classified as Surface Use Operating Agreement access roads. These roads are for primary access to oil or gas well sites.

1.03

Grantee shall not construct or improve any roads or clear any drilling sites, without prior approval from Park Manager, who shall set forth the type and grade of roads and area to be cleared. Access roads shall be held to a maximum grade often percent (10%). However, if steeper grades are necessary, written approval must be obtained from Park Manager prior to their construction.

2.

Location

2.01

Surface Use Operating Agreement access roads, including all installations which Grantee shall complete at his expense prior to the start of drilling operations, shall be located and designated on the ground by Park Manager, and on a Topographic Map, scale 1 inch = 2,000 feet or any road construction map, of larger scale, which Grantee has provided. A copy of said map must be provided to Park Manager prior to construction.

2.02

Where possible, the Surface Use Operating Agreement access road locations will follow existing roads or old abandoned roads or pipeline rights-of-way. In such instances, these roads shall be improved and maintained to conform with the specifications for the location, construction, and maintenance of Surface Use Operating Agreement access roads.

2.03

When the Surface Use Operating Agreement access road is to be located in an area where no road exists and access to the road and drill site will open onto a state or township highway, Grantee shall obtain the necessary permits and approval from the Pennsylvania Department of Transportation or township for said opening. On all Surface Use Operating Agreement tracts where the road opens onto a paved state or township highway, Grantee shall take extra precaution to prevent mud and debris from being carried onto the paved highway especially during periods of heavy road use. In areas where a mud problem may be present, Grantee shall stabilize the paved road junction with native stone or washed gravel.

1Wherever the words District Forester / Park Manager are used, it shall be understood that they shall also apply to any staff forester whom the District Forester / Park Manager may appoint as his or her representative.

-C1-

Surface Use Operating Agreement Exhibit "C"

2.04

The Park Manager must be notified five (5) working days prior to start of any road construction, improvement or maintenance so that the Park Manager can make arrangements to be available when actual work begins in order to correct any misunderstanding regarding the road location or road work.

3.

Clearing

3.01

Clearing for Surface Use Operating Agreement access roads shall be wide enough to allow the construction of a road having a minimum width of 18 feet including ditches (a 16-foot running surface). Where turnouts are required, additional width shall be cleared as designated by Park Manager (see Sketch A). The right-of-way width must be a 24-foot minimum to allow prior drying action by the wind and sun.

3.02

Trees in the right-of-way must be cut and removed from cleared right-of-way. All stumps, roots, slash, and other debris must be disposed of as designated by the Park Manager.

4.

Grading

4.01

The Surface Use Operating Agreement access road shall be either insloped, outsloped, or crowned as specified by Park Manager (see Sketch B). Ditches must be constructed on all roads except where they cross rock formations.

4.02

Cut slopes may be as steep as the soil formation or material will allow, as determined by Park Manager during construction. Undercutting of slopes is prohibited. All cut slopes will be mulched and seeded as specified in Grantee's Erosion and Sedimentation Plan to stabilize the cut slope as soon as possible after disturbance unless this requirement is waived by Park Manager.

4.03

As needed, Grantee may use without charge road shale and/or borrow materials from State Park land. Extracting such material shall be restricted to locations designated by Park Manager. All disturbed areas shall be restored to the satisfaction of the Park Manager and treated with lime, fertilizer, and planted with seed as outlined in Grantee's Erosion and Sedimentation Plan.

5.

Drainage

5.01

Underground culverts (metal or plastic) and intercepting dips (see Sketch C) of sizes and types specified by Park Manager shall be installed or constructed by Grantee at locations designated on the ground by Park Manager.

5.02

When any cross drainage or intercepting dip is within 100 feet of a stream crossing on a general watershed or within 200 feet of a stream crossing on a public or domestic watershed, Grantee shall install a sump at the discharge end to receive water before it is discharged into the forest.

5.03

Grantee shall break the berm on the outside of the road at strategic locations to allow drainage of the road surface. Such breaks may be made with a bulldozer and shall be located by Park Manager. As a guiding rule these breaks shall be located a maximum of 50 feet apart.

5.04

If soil erosion takes place at the discharge end of culverts, intercepting dips, water bars, or breaks in the berms, a floor of hand-placed rock shall be provided. At discharge ends, tail ditches will be of sufficient length and depth to insure that drainage does not back up to road surface.

5.05

Sections of Surface Use Operating Agreement access roads located in poorly drained areas must be built up with suitable material above natural grade with suitable material approved by Park Manager. Synthetic road fabric must be used in these situations.

-C2-   Surface Use Operating Agreement Exhibit "C"

6.

Bridges. Culverts. and Fords

6.01

Bridges, as specified by Park Manager and permitted and approved by the Department of Environmental Protection's Bureau of Dams, Waterways and Wetlands, must be installed where roads cross intermittent or permanent stream channels in accordance with the provisions of the Encroachment Permit. Any bridge design must be approved by the Department prior to construction.

6.02

Culverts, as specified by Park Manager and approved by the Department of Environmental Protection's Bureau of Dams, Waterways and Wetlands, shall be placed in the bottom of the stream channel and covered with appropriate fill material. All culverts shall be installed in accordance with the provisions of the Encroachment Permit.

6.03

Fords shall not be permitted.

7.

Maintenance

7.01

Drainage structures shall be kept open and functioning at all times.

7.02

Gravel or shale shall be spread on intercepting dips that become subject to erosion.

7.03

Road surfaces shall be maintained so as to allow water to be drained from the roadway.

7.04

Loose boulders and slide material shall be removed from roadway and side ditches.

8.

Retirement and Abandonment

8.01

Surface of roads shall be graded to eliminate any wheel ruts. Fenders and high outside shoulders shall be removed.

8.02

All bridges, drain pipes, and culvert pipes installed by Grantee shall be removed at Grantee's expense when no longer needed unless Grantee is notified otherwise by the Park Manager.

8.03

When culverts are removed, they shall be replaced by earth or log water bars (see Sketch E).

8.04

All drainage ways shall be opened and deepened so as to handle storm waters. Seeding to a grade cover for an immediate erosion control shall be completed as required herein.

8.05

Additional water bars shall be installed if required by Park Manager.

8.06

The above-listed provisions shall be carried out as each Surface Use Operating Agreement access road or portions thereof are abandoned rather than waiting until all development operations have been completed. If well is temporarily abandoned awaiting completion operations (i.e., tracking, acidizing, perforating, drilling deeper), the road should be retired in a manner and at a time as specified by the Park Manager.

9.

Gates

9.01

All Surface Use Operating Agreement access roads must be gated with an approved type of gate (see Sketch F). Authorized gates must be installed during Surface Use Operating Agreement operations, and remain after Surface Use Operating Agreement termination. Park Manager shall be consulted as to location and time of construction of all gates.

-C3-

Surface Use Operating Agreement Exhibit "C"

10.

Highway Occupancy Permits

10.01

All terms, conditions, and specifications of such permits applicable to this Surface Use Operating Agreement shall be followed.

11.

Seeding

11.01

All roads on the Surface Use Operating Agreement are to be limed, fertilized, and seeded to a grass cover as per the requirements of this Surface Use Operating Agreement as outlined in Grantee's Erosion and Sedimentation Plan.

12.

Use of Existing State Park Roads

12.01

Grantee, in its operations, is hereby granted the right to use all State Park roads, both on or off the Surface Use Operating Agreement premises, provided that Grantee agrees to obtain prior written approval from Park Manager and to repair any damage to all Park roads, on or off the Surface Use Operating Agreement premises, when such damage is caused by Grantee's operations; provided, however, if in the opinion of the Park Manager in charge, the roads or portions thereof are used by others sufficiently to warrant the apportionment of the maintenance costs, then Grantee may be relieved of the burden of sole maintenance and be required to provide only Grantee's proportionate share as decided by Department through Park Manager.

12.02

Where roads built by Grantee cross any fence, Grantee shall construct a gate and keep it closed except when the passageway is in use. Grantee shall keep all said roads free at all times from obstruction by logs, brush, or debris resulting from Grantee's operation. Park Manager may require Grantee to temporarily discontinue the use of said roads whenever, in his opinion, such action is necessary to prevent their serious damage.

12.03

Upon termination of this Surface Use Operating Agreement, Grantee shall repair said roads and leave them in as good condition as at the beginning of this Surface Use Operating Agreement of which condition District Forester / Park Manager shall be the sole judge. In addition, Grantee shall make any repairs to said roads deemed necessary to Park Manager to insure adequate and proper drainage, road surface conditions, horizontal alignment, and cross slope.

12.04

It is understood that the bond required, under the terms of this Surface Use Operating Agreement, shall cover the use and repair of all State Park roads and bridges on and off the Surface Use Operating Agreement premises used by Grantee. Any roads built at the expense of Grantee in its operations shall not be removed or destroyed and shall become a part of the road system of Department.

-C4-

Surface Use Operating Agreement Exhibit "C"

SURFACE USE OPERATING AGREEMENT

Exhibit "D"

DCNR'S STANDARD WELL PLUGGING PROCEDURES

Required By DCNR For All Gas Wells Plugged
On State Forest and Park Lands in Pennsylvania
Covered By Agreements From DCNR

Procedure:

Follow the applicable gas-well plugging regulations of the Department of Environmental Protection (or the regulatory agency that is authorized to oversee plugging at the time) but take all the following steps in every case where construction of the well allows:

1.

Verify total depth or attainable bottom of wellbore.

2.

Run Gamma Ray (GR) Log, and on wells with production casing, a Casing Collar Locator (CCL) Log.

3.

Set permanent bridge plug in cemented production casing 80' above casing shoe.

4.

Use a freepoint tool to determine the top of cemented production casing.

5.

Cut production casing at or immediately above established freepoint.

6.

Condition the hole, i.e., circulate gel down the production casing and up the annulus to clean it of debris.

7.

Pull production casing out of hole.

8.

Run open hole logs: Gamma Ray, Density, Induction and Temperature Logs, if not already run and available.

9.

Identify all gas zones and other fluid-bearing zones from the logs, and available well records.

10.

Trip into hole (TIH) with tubing to top of cemented production casing stub. Condition the hole and install 100' cement plug above the "stub.

11.

Trip out of hole (TOH) with tubing, installing cement plugs above each gas and other fluid-bearing zones identified by logs and well records. Each cement plug shall extend 70' or more above each zone.

12.

Trip out of hole (TOH) to surface casing shoe. Place 100' cement plug extending from 50' below surface casing shoe to a point 50' within the surface casing (not applicable in areas designated by DEP as "coal areas").

13.

Wait for cement to harden for 24 hours (WOC Time = 24 hours). Bail surface casing dry to top of cement plug in bottom of surface casing. Verify that no gas exists.

14.

Wait for cement to harden further for I week. Verify that no gas exists. Then load surface casing to ground level with gravel (2RC rock).

15.

Install permanent monument; install swedge on surface casing to vent pipe (monument) with pipe elbow to prevent rainwater from filling pipe. Leave vent pipe open so that any gas leakage into the gravel filled surface casing will vent to the atmosphere.

16.

Install marker plate showing the name of the person, firm, company, operator or corporation for whom the well was drilled, and the number of the well, stamped, cast or otherwise permanently made part of the marker.

17.

In the presence of Forestry personnel, monitor the plugged well for the presence of gas immediately after plugging and every six months for two years.

18.

Provide copies of all electric logs run on the well and the well plugging certificate to the Minerals Section, Bureau of Forestry, DCNR, within 30 days after the date plugging was completed.

19.

If, in the process of plugging a well, operator encounters a shallow horizon above the depth of 1,000', which is overpressured with gas or other fluids (i.e., has pressure greater than 0.43 psi/ft. of depth), operator may, if it is the leasehold owner of the gas, obtain written permission of DCNR and DEP to plug back to just below the overpressured horizon and vent or produce the overpressured gas or other fluids. If operator is not the leasehold owner of the gas, operator will plug the well as required by this exhibit.

Final Standard:

The burden will be placed on the operator to properly plug gas wells on State Forest and Park lands, using state-of-the-art methods so that there is no evidence of gas leakage.

EXHIBIT E

NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

During the term of the Contract, the Contractor agrees as follows:

1.

In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, each subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

2.

Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed, or color.

3.

The Contractor and each subcontractor shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy. The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

4.

The Contractor and each subcontractor shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work to which the contracts relates.

5.

The Contractor and each subcontractor shall, within the time periods requested by the Commonwealth, furnish all necessary employment documents and records and permit access to their books, records, and accounts by the contracting agency and the Bureau of Minority and Women Business Opportunities (BMWBO), for purpose of ascertaining compliance with provisions of this Nondiscrimination/Sexual Harassment Clause. Within fifteen (15) days after award of any contract, the Contractor shall be required to complete, sign and submit Form STD-21, the "Initial Contract Compliance Data" form. If the contract is a construction contract, then the Contractor shall be required to complete, sign and submit Form STD-28, the "Monthly Contract Compliance Report for Construction Contractors", each month no later than the 15th of the month following the reporting period beginning with the initial job conference and continuing through the completion of the project. Those contractors who have fewer than five employees or whose employees are all from the same family or who have completed the Form STD-21 within the past 12 months may, within the 15 days, request an exemption from the Form STD-21 submission requirement from the contracting agency.

6.

The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that those provisions applicable to subcontractors will be binding upon each subcontractor.

7.

The Commonwealth may cancel or terminate the contract and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause. In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility File.

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF CONSERVATION AND NATURAL RESOURCES

EXHIBIT "F"

CONTRACTOR INTEGRITY PROVISIONS FOR COMMONWEALTH CONTRACTS FOR STATE FOREST/PARK LANDS

CONTRACTOR INTEGRITY PROVISIONS

It is essential that those who seek to contract with the Commonwealth of Pennsylvania ("Commonwealth") observe high standards of honesty and integrity. They must conduct themselves in a manner that fosters public confidence in the integrity of the Commonwealth procurement process.

In furtherance of this policy, Contractor agrees to the following:

1.

Contractor shall maintain the highest standards of honesty and integrity during the performance of this contract and shall take no action in violation of state or federal laws or regulations or any other applicable laws or regulations, or other requirements applicable to Contractor or that govern contracting with the Commonwealth.

2.

Contractor shall establish and implement a written business integrity policy, which includes, at a minimum, the requirements of these provisions as they relate to Contractor employee activity with the Commonwealth and Commonwealth employees, and which is distributed and made known to all Contractor employees.

3.

Contractor, its affiliates, agents and employees shall not influence, or attempt to influence any Commonwealth employee to breach the standards of ethical conduct for Commonwealth employees set forth in the Public Official and Employees Ethics Act, 65 Pa. C.S. §§1101 et seq.; the State Adverse Interest Act, 71 P.s. §776.1 et seq.; and the Governor's Code of Conduct. Executive Order 1980-18. 4 Pa. Code §7.151 et seq., or to breach any other state or federal law or regulation.

4.

Contractor, its affiliates, agents and employees shall not offer, give, or agree or promise to give any gratuity to a Commonwealth official or employee or to any other person at the direction or request of any Commonwealth official or employee.

5.

Contractor, its affiliates, agents and employees shall not offer, give, or agree or promise to give any gratuity to a Commonwealth official or employee or to any other person, the acceptance of which would violate the Governor's Code of Conduct, Executive Order 1980-18. 4 Pa. Code §7.151 et seq. or any statute, regulation, statement of policy, management directive or any other published standard of the Commonwealth.

6.

Contractor, its affiliates, agents and employees shall not, directly or indirectly, offer, confer, or agree to confer any pecuniary benefit on anyone as consideration for the decision, opinion, recommendation, vote, other exercise of discretion, or violation of a known legal duty by any Commonwealth official or employee.

7.

Contractor, its affiliates, agents, employees, or anyone in privity with him or her shall not accept or agree to accept from any person, any gratuity in connection with the performance of work under the contract, except as provided in the contract.

8.

Contractor shall not have a financial interest in any other contractor, subcontractor, or supplier providing services, labor, or material on this project, unless the financial interest is disclosed to the Commonwealth in writing and the Commonwealth consents to Contractor's financial interest prior to Commonwealth execution of the contract. Contractor shall disclose the financial interest to the Commonwealth at the time of bid or proposal submission, or if no bids or proposals are solicited, no later than Contractor's submission of the contract signed by Contractor.

9.

Contractor, its affiliates, agents and employees shall not disclose to others any information, documents, reports, data, or records provided to, or prepared by, Contractor under this contract without the prior written approval of the Commonwealth, except as required by the Pennsylvania Right-to-Know Law, 65 P.s. §§ 67.101-3104, or other applicable law or as otherwise provided in this contract. Any information, documents, reports, data, or records secured by Contractor from the Commonwealth or a third party in connection with the performance of this contract shall be kept confidential unless disclosure of such information is:

a.

Approved in writing by the Commonwealth prior to its disclosure; or

b.

Directed by a court or other tribunal of competent jurisdiction unless the contract requires prior Commonwealth approval; or

c.

Required for compliance with federal or state securities laws or the requirements of national securities exchanges; or

d.

Necessary for purposes of Contractor's internal assessment and review; or

e.

Deemed necessary by Contractor in any action to enforce the provisions of this contract or to defend or prosecute claims by or against parties other than the Commonwealth; or

f.

Permitted by the valid authorization of a third party to whom the information, documents, reports, data, or records pertain: or

g.

Otherwise required by law.

10.

Contractor certifies that neither it nor any of its officers, directors, associates, partners, limited partners or individual owners has not been officially notified of, charged with, or convicted of any of-the following and agrees to immediately notify the Commonwealth agency contracting officer in writing if and when it or any officer, director, associate, partner, limited partner or individual owner has been officially notified of, charged with, convicted of, or officially notified of a governmental determination of any of the following:

a.

Commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property.

b.

Commission of fraud or a criminal offense or other improper conduct or knowledge of, approval of or acquiescence in such activities by Contractor or any affiliate, officer, director, associate, partner, limited partner, individual owner, or employee or other individual or entity associated with:

(1)

obtaining;

(2)

attempting to obtain; or

(3)

performing a public contract or subcontract.

Contractor's acceptance of the benefits derived from the conduct shall be deemed evidence of such knowledge, approval or acquiescence.

c.

Violation of federal or state antitrust statutes.

d.

Violation of any federal or state law regulating campaign contributions.

e.

Violation of any federal or state environmental law.

f.

Violation of any federal or state law regulating hours of labor, minimum wage standards or prevailing wage standards; discrimination in wages; or child labor violations.

g.

Violation of the Act of June 2, 1915 (P.L. 736, No. 338), known as the Workers' Compensation Act, 77 P .S. 1 et seq.

h.

Violation of any federal or state law prohibiting discrimination in employment.

i.

Debarment by any agency or department of the federal government or by any other state.

j.

Any other crime involving moral turpitude or business honesty or integrity.

Contractor acknowledges that the Commonwealth may, in its sole discretion, terminate the contract for cause upon such notification or when the Commonwealth otherwise learns that Contractor has been officially notified, charged, or convicted.

11.

If this contract was awarded to Contractor on a non-bid basis, Contractor must, (as required by Section 1641 of the Pennsylvania Election Code) file a report of political contributions with the Secretary of the Commonwealth on or before February 15 of the next calendar year. The report must include an· itemized list of all political contributions known to Contractor by virtue of the knowledge possessed by every officer, director, associate, partner, limited partner, or individual owner that has been made by:

a.

Any officer, director, associate, partner, limited partner, individual owner or members of the immediate family when the contributions exceed an aggregate of one thousand dollars ($1,000) by any individual during the preceding year; or

b.

Any employee or members of his immediate family whose political contribution exceeded one thousand dollars ($1,000) during the preceding year.

To obtain a copy of the reporting form, Contractor shall contact the Bureau of Commissions, Elections and Legislation, Division of Campaign Finance and Lobbying Disclosure, Room 210, North Office Building, Harrisburg, PA 17120.

12.

Contractor shall comply with requirements of the Lobbying Disclosure Act, 65 Pa. C.S. § 13A01 et seq., and the regulations promulgated pursuant to that law. Contractor employee activities prior to or outside of formal Commonwealth procurement communication protocol are considered lobbying and subjects the Contractor employees to the registration and reporting requirements of the law. Actions by outside lobbyists on Contractor's behalf, no matter the procurement stage, are not exempt and must be reported.

13.

When Contractor has reason to believe that any breach of ethical standards as set forth in law, the Governor's Code of Conduct, or in these provisions has occurred or may occur, including but not limited to contact by a Commonwealth officer or employee which, if acted upon, would violate such ethical standards, Contractor shall immediately notify the Commonwealth contracting officer or Commonwealth Inspector General in writing.

14.

Contractor, by submission of its bid or proposal and/or execution of this contract and by the submission of any bills, invoices or requests for payment pursuant to the contract, certifies and represents that it has not violated any of these contractor integrity provisions in connection with the submission of the bid or proposal, during any contract negotiations or during the term of the contract.

15.

Contractor shall cooperate with the Office of Inspector General in its investigation of any alleged Commonwealth employee breach of ethical standards and any alleged Contractor non-compliance with these provisions. Contractor agrees to make identified Contractor employees available for interviews at reasonable times and places. Contractor, upon the inquiry or request of the Office of Inspector General, shall provide, or if appropriate, make promptly available for inspection or copying, any information of any type or form deemed relevant by the Inspector General to Contractor's integrity and compliance with these provisions. Such information may include, but shall not be limited to, Contractor's business or financial records, documents or files of any type or form that refers to or concern this contract.

16.

For violation of any of these Contractor Integrity Provisions, the Commonwealth may terminate this and any other contract with Contractor, claim liquidated damages in an amount equal to the value of anything received in breach of these provisions, claim damages for all additional costs and expenses incurred in obtaining another contractor to complete performance under this contract, and debar and suspend Contractor from doing business with the Commonwealth. These rights and remedies are cumulative, and the use or non-use of anyone shall not preclude the use of all or any other. These rights and remedies are in addition to those the Commonwealth may have under law, statute, regulation, or otherwise.

17.

For purposes of these Contractor Integrity Provisions, the following terms shall have the meanings found in this Paragraph 17.

a.

"Confidential information" means information that a) is not already in the public domain; b) is not available to the public upon request; c) is not or does not become generally known to Contractor from a third party without an obligation to maintain its confidentiality; d) has not become generally known to the public through a act or omission of Contractor; or e) has not been independently developed by Contractor without the use of confidential information of the Commonwealth.

b.

"Consent" means written permission signed by a duly authorized officer or employee of the Commonwealth, provided that where the material facts have been disclosed, in writing, by prequalification, bid, proposal, or contractual terms, the Commonwealth shall be deemed to have consented by virtue of execution of this contract.

c.

"Contractor" means the individual or entity that has entered into this contract with the Commonwealth, including those directors, officers, partners, managers, and owners having more than a five percent interest in Contractor.

d.

"Financial interest" means:

(1)

Ownership of more than a five percent interest in any business; or

(2)

Holding a position as an officer, director, trustee, partner, employee, or holding any position of management.

e.

"Gratuity" means tendering, giving or providing anything of more than nominal monetary value including, but not limited to, cash, travel, entertainment, gifts, meals, lodging, loans, subscriptions, advances, deposits of money, services, employment, or contracts of any kind. The exceptions set forth in the Governor's Code of Conduct. Executive Order 1980-18, the 4 Pa. Code §7.153(b), shall apply.

f.

"Immediate family" means a spouse and any unemancipated child.

g.

"Non-bid basis" means a contract awarded or executed by the Commonwealth with Contractor without seeking bids or proposals from any other potential bidder or offeror.

h.

"Political contribution" means any payment, gift, subscription, assessment, contract, payment for services, dues, loan, forbearance, advance or deposit of money or any valuable thing, to a candidate for public office or to a political committee, including but not limited to a political action committee, made for the purpose of influencing any election in the Commonwealth of Pennsylvania or for paying debts incurred by or for a candidate or committee before or after any election.

Exhibit D

Copies of Hunting License to be Terminated Prior to Closing

1.

License Agreement #135, dated March 11,2009 by and between Blue Ridge Real Estate Company and Buck Run Club - copy attached;

2.

License Agreement #238-0 dated March 11,2009 by and between Blue Ridge Real Estate and Buck Run Club - copy attached; and

3.

Letter Agreement dated February 1,2011 from G. Craig Harahus of Blue Ridge Real Estate Company to Buck Run Gun Club extending the two licenses referenced above through March 31, 2012- copy attached.